Exhibit 4.2

EXECUTION COPY

CONTINUING SECURITY AGREEMENT

THIS CONTINUING SECURITY AGREEMENT (this “Security Agreement”) is entered into as of May 28, 2004, by and between AirNet Systems, Inc., an Ohio corporation (“AirNet”), and The Huntington National Bank, a national banking association (the “Agent”), having its principal office in Columbus, Ohio, as lender and as agent for and on behalf of the lenders (the “Lenders”) from time to time party to the Credit Agreement described below.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Credit Agreement referred to herein.

Background Information

Pursuant to the Amended and Restated Credit Agreement of even date herewith (as the same may be amended, modified, supplemented, extended, restated or replaced from time to time, the “Credit Agreement”) among AirNet, the Lenders and the Agent, the Agent and the Lenders have agreed to extend credit to AirNet on certain terms and conditions, including, without limitation, that AirNet enter into this Continuing Security Agreement (as it may be amended, modified, supplemented, extended, restated or replaced from time to time, the “Security Agreement”).

Provisions

NOW, THEREFORE, as an inducement to and in consideration of the Agent and the Lenders entering into the Credit Agreement, the mutual obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AirNet and the Agent, do hereby agree as follows:

ARTICLE I

Definitions

Section 1.1                                   Terms Defined in Credit Agreement.  All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

Section 1.2                                   Terms Defined in Ohio Uniform Commercial Code.  Terms defined in the Ohio Uniform Commercial Code which are not otherwise defined in this Security Agreement are used herein as defined in the Ohio Uniform Commercial Code as in effect from time to time (the “UCC”).

Section 1.3                                   Definitions of Certain Terms Used Herein.  As used in this Security Agreement, in addition to the terms defined in the Background Information section above, the following terms shall have the following meanings:

“Accounts” means “accounts” as defined in the UCC and shall also include a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state.

“Aircraft Mortgage” means the Mortgage, Security Agreement and Assignment dated the date hereof given by AirNet in favor of Agent, for the benefit of the Lenders, as the same may be amended, modified, supplemented, extended, restated or replaced from time to time.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” means “chattel paper” as defined in the UCC and shall also include any writing or group of writings and/or a record or records that evidence both a monetary obligation and a security interest in or a lease of specific goods or of specific goods and software used in the goods. If a transaction is evidenced both by a security agreement or lease and by an Instrument or series of Instruments, the group of records taken together constitutes Chattel Paper.

“Collateral” means all Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Investment Property, Instruments, Inventory, Payment Intangibles, Pledged Deposits, Stock Rights and Other Collateral, wherever located, in which AirNet now has or hereafter acquires any right or interest, and the proceeds, insurance proceeds and products thereof, together with all books and records, customer lists, credit files, software, computer files, programs, printouts and other computer materials and records related thereto; provided, however, that notwithstanding anything contained or implied herein to the contrary, (i) any aircraft, airframe, engine or related component regardless of whether or not the same is subject to and/or constitutes “Collateral” as such term is used and defined in the Aircraft Mortgage, whether or not the same is now or hereafter acquired, and (ii) the “Collateral” as such term is defined in the Pledge, shall be excluded from this definition and the meaning of Collateral as defined and used herein.

“Control” shall have the meaning set forth in Article 8 of the UCC.

“Default” means an event described in Section 5.1.

“Deposit Account” means “deposit account” as defined in the UCC and shall also include a demand, time, savings, passbook, or similar account maintained with a bank.

“Documents” means “documents” as defined in the UCC and shall also include all documents of title and goods evidenced thereby, including without limitation all bills of lading,

dock warrants, dock receipts, warehouse receipts and orders for the delivery of goods, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

“Equipment” means “equipment” as defined in the UCC and shall also include all equipment, machinery, furniture and goods used or usable by AirNet in its business and all other tangible personal property (other than Inventory), and all accessions and additions thereto, including, without limitation, all Fixtures.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Fixtures” means “fixtures” as defined in the UCC and shall also include all goods which become so related to particular real estate that an interest in such goods arises under any real estate law applicable thereto, including, without limitation, all trade fixtures.

“General Intangibles” means “general intangibles” as defined in the UCC and shall also include all intangible personal property (other than Accounts) including, without limitation, Payment Intangibles, all contract rights, rights to receive payments of money, choses in action, causes of action, judgments, tax refunds and tax refund claims, patents, trademarks, trade names, copyrights, licenses, franchises, computer programs, software, goodwill, customer and supplier contracts, interests in general or limited partnerships, joint ventures or limited liability companies, reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interests in trusts, leasehold interests in real or personal property, rights to receive rentals of real or personal property and guarantee and indemnity claims.

“Investment Property” means a security, whether certificated or uncertificated; a security entitlement; a securities account; a commodity contract; or a commodity account (all as defined in the UCC).

“Instruments” means “instruments” as defined in the UCC and shall also include all negotiable instruments (as defined in §3-104 of the UCC), certificated and uncertificated securities and any replacements therefor and Stock Rights related thereto, and other writings which evidence a right to the payment of money and which are not themselves security agreements or leases and are of a type which in the ordinary course of business are transferred by delivery with any necessary endorsement or assignment, including, without limitation, all checks, drafts, notes, bonds, debentures, government securities, certificates of deposit, letters of credit, preferred and common stocks, options and warrants.

“Inventory” means “inventory” as defined in the UCC and shall also include all goods, other than farm products, which: (i) are leased by a Person as lessor; (ii) are held by a Person for sale or lease or to be furnished under contracts of service; (iii) are furnished by a Person under a contract of service; or (iv) consist of raw materials, work in process, or materials used or consumed in a business.

“Lender” and “Lenders” shall be as defined in the preamble of this Security Agreement, provided, however, that each such reference to Lender and Lenders shall include, to the extent the context permits or requires, the LC Issuer and the Swingline Lender, as each such term is defined in the Credit Agreement.

“Other Collateral” means any property of AirNet, other than any interest in real estate, not included within the defined terms Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Investment Property, Payment Intangibles, Pledged Deposits and Stock Rights, including, without limitation, all cash on hand and all other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all property of AirNet.

“Payment Intangibles” means a General Intangible under which the account debtor’s principal obligation is a monetary obligation.

“Pledged Deposits” means all time deposits of money, whether or not evidenced by certificates, of AirNet, and all rights to receive interest on said deposits.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means the Obligations.

“Security” has the meaning set forth in Article 8 of the UCC.

“Stock Rights” means any securities, dividends or other distributions and any other right or property which AirNet shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which AirNet now has or hereafter acquires any right, issued by an issuer of such securities.

“UCC” has the meaning set forth in Section 1.2.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

Grant of Security Interest

AirNet hereby pledges, assigns and grants to the Agent, a security interest in all of AirNet’s right, title and interest in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations.

Notwithstanding the foregoing or anything else in this Security Agreement to the contrary:

(i)                                     nothing hereunder constitutes or shall be deemed to constitute the grant of a security interest in favor of the Agent with respect to Fast Forward’s interest in (a) any Accounts, Receivables, collection rights and proceeds of and for or related to amounts which are received by Fast Forward as agent for or on behalf of another Person, (b) any license, contract right, license agreement, or any other general intangible, if the granting of a security interest therein by Fast Forward to the Agent is prohibited by the terms and provisions of the agreement, document or instrument creating any such right, title or interest in such property or rights related thereto the extent such prohibition is not rendered ineffective under applicable law; provided, however, if and when the prohibition which prevents the granting by Fast Forward to the Agent of a security interest in any such property is removed or otherwise terminated, the Agent will be deemed to have, and at all times to have had, a security interest in such property, or (c) any property to the extent that the granting of a security interest therein is prohibited under applicable law or causes the loss of any material right (except to the extent any such right is intended to be granted by Fast Forward hereunder); provided, further, however, the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Agent’s security interest upon any proceeds of the above referenced excluded property.

ARTICLE III

Representations and Warranties

AirNet represents and warrants to the Agent that:

Section 3.1                                   Title, Authorization, Validity and Enforceability.  AirNet has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(f), and has full power and authority to grant to the Agent the security interest in such Collateral pursuant hereto.  The execution and delivery by AirNet of this Security Agreement has been duly authorized by proper corporate proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of AirNet, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, and creates a security interest which is enforceable against AirNet in all now owned and hereafter acquired Collateral. When financing statements have been filed in the appropriate offices against AirNet in the locations listed on Exhibit “E”, the Agent will have a fully perfected first priority security interest in that Collateral in which a security interest may be perfected by filing of a financing statement in that office, subject only to Liens permitted under Section 4.1(f).

Section 3.2                                   Conflicting Laws and Contracts.  Neither the execution and delivery by AirNet of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on AirNet or AirNet’s articles of incorporation or code of regulations, the provisions of any indenture, instrument or agreement to which AirNet is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Agent).

Section 3.3                                   Principal Location.  AirNet’s mailing address, and the location of its chief executive office and of the books and records relating to the Receivables, is disclosed in Exhibit “A”; AirNet has no other places of business except those set forth in Exhibit “A”.

Section 3.4                                   Property Locations.  The Inventory, Equipment and Fixtures which are at any time included by AirNet in the calculation of the Borrowing Base are located solely at the locations described in the Exhibit “A” originally attached to this Agreement or any updated replacement Exhibit “A” hereinafter provided to Agent as permitted below. To the extent AirNet proposes that any such items of Collateral be located at any new locations (i.e., not shown on the Exhibit “A” originally attached hereto), AirNet shall provide thirty (30) days’ prior notice thereof to Agent together with an updated Exhibit “A”.  All of said locations are owned by AirNet except for locations (i) which are leased by AirNet as lessee and designated in Part B of Exhibit “A” or (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part C of Exhibit “A”, with respect to which Inventory AirNet has used its best commercially reasonable efforts to obtain and deliver bailment agreements, warehouse receipts, financing statements or other documents satisfactory to the Agent to protect the Agent’s security interest in such Inventory.

Section 3.5                                   No Other Names.  AirNet has not conducted business under any name except the name in which it has executed this Security Agreement.

Section 3.6                                   No Default.  No Default or Unmatured Default exists.

Section 3.7                                   Accounts and Chattel Paper.  The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper are and will be correctly stated in all material respects in all records of AirNet relating thereto and in all invoices and reports with respect thereto furnished to the Agent by AirNet from time to time.  As of the time when each Account or each item of Chattel Paper arises, AirNet shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.

Section 3.8                                   Filing Requirements.  None of the Equipment which constitutes Collateral hereunder is covered by any certificate of title, except as described in Part A of Exhibit “B,” which Part A of Exhibit B shall not include specific certificate of title information with respect to each item of Equipment referenced thereon unless such information is requested by the Agent.  None of the Collateral is of a type for which security interests or liens may be perfected by filing under any federal statute except (i) as described in Part B of Exhibit “B” and (ii) patents, trademarks and copyrights held by AirNet and described in Part C of Exhibit “B”.  The legal description, county and street address of the property on which any material Fixtures are located is set forth in Exhibit “C” together with the name and address of the record owner of each such property.

Section 3.9                                   No Financing Statements.  No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming AirNet as debtor has been filed in any jurisdiction except (i) financing statements naming the Agent as the secured party, (ii) as described in Exhibit “D” and (iii) as permitted by Section 4.1(f).

Section 3.10                            Federal Employer Identification Number.  AirNet’s Federal employer identification number is 31-1458309.

ARTICLE IV

Covenants

From the date of this Security Agreement, and thereafter until this Security Agreement is terminated:

Section 4.1                                   General.

(a)                                  Inspection.  AirNet shall permit the Agent, by its representatives and agents (i) to inspect the Collateral, provided that Agent or such representative or agent shall provide reasonable notice to AirNet prior to any such inspection made at any time prior to the occurrence of a Default, (ii) to examine and make copies of the records of AirNet relating to the Collateral and (iii) to discuss the Collateral and the related records of AirNet with, and to be advised as to the same by, AirNet’s officers and employees (and, in the case of any Receivable, with any person or entity which is or may be obligated thereon at any time after the occurrence and during the continuance of an Event of Default), all at such reasonable times and intervals as the Agent may determine, and all at AirNet’s expense.

(b)                                 Taxes.  AirNet shall pay when due all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which no Lien exists.

(c)                                  Records and Reports.  AirNet shall maintain complete and accurate books and records with respect to the Collateral, and furnish to the Agent such reports relating to the Collateral as the Agent shall from time to time request.

(d)                                 Financing Statements and Other Actions; Defense of Title.  AirNet shall execute and deliver (if necessary) to the Agent, and authorizes the Agent to file, all financing statements and other documents and take such other actions, all as may from time to time be reasonably requested by the Agent in order to maintain a first perfected security interest (subject to any prior Permitted Liens) in and, in the case of Investment Property, Control of, the Collateral.  AirNet shall take any and all actions necessary to (i) defend title to the Collateral against all persons and (ii) defend the security interest of the Agent in the Collateral and the priority thereof, in each case as against any Lien not expressly permitted hereunder.

(e)                                  Disposition of Collateral.  AirNet shall not sell, lease or otherwise dispose of the Collateral at any time except (1) the disposition or transfer of obsolete and/or worn out Equipment in the ordinary course of business provided that if the proceeds thereof are in excess of $250,000, said proceeds shall be used by AirNet to acquire replacement Equipment which shall become subject to the security interest of this Agreement pursuant to the terms hereof, and (2) prior to such time as (i) a Default has occurred, dispositions specifically permitted under the Credit Agreement, (ii) Agent has (after the occurrence of a Default) issued a notice to AirNet instructing AirNet to cease such transactions, sales or leases of Inventory in the ordinary course of business, and (iii) Agent has issued a notice to AirNet pursuant to Article VII, proceeds of Inventory and Accounts collected in the ordinary course of business.

(f)                                    Liens.  AirNet shall not create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Security Agreement, (ii) existing Liens described in Exhibit “D” and (iii) other Permitted Liens.

(g)                                 Change in Location or Name.  AirNet shall not (i) have any Inventory, Equipment or Fixtures which is at such time included by AirNet in the calculation of the Borrowing Base, or proceeds or products thereof (other than Inventory and proceeds thereof disposed of as permitted by Section 4.1(e)) at a location other than a location specified in Exhibit “A”, (ii) maintain records relating to the Receivables at any time included by AirNet in the calculation of the Borrowing Base at a location other than at the location specified on Exhibit “A”, (iii) maintain any material place of business at a location other than a location specified on Exhibit “A”, unless AirNet shall have given Agent not less than 15 days’ prior written notice thereof, (iv) change its name or taxpayer identification number, unless AirNet shall have given Agent not less than 15 days’ prior written notice thereof, (v) change its mailing address, unless AirNet shall have given Agent not less than 15 days’ prior written notice thereof, or (vi) change the jurisdiction of its organization, whether by “reorganization” in another state or otherwise, unless AirNet shall have given the Agent not less than 30 days’ prior written notice thereof, and the Agent shall have reasonably determined that any of the foregoing events specified in (i) – (vi) above will not adversely affect the validity, perfection or priority of the Agent’s security interest in the Collateral.

(h)                                 Other Financing Statements.  AirNet shall not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except with respect to Liens permitted by Section 4.1(f).

Section 4.2                                   Receivables.

(a)                                  Certain Agreements on Receivables.  AirNet shall not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable which is at such time included by AirNet in the calculation of the Borrowing Base or accept in satisfaction of a Receivable less than the original amount thereof, except that, so long as no Default has occurred and is continuing, AirNet may reduce the amount of Accounts in accordance with its present policies and in the ordinary course of business.

(b)                                 Collection of Receivables.  Except as otherwise provided in this Security Agreement, AirNet shall collect and enforce, at AirNet’s sole expense, all amounts due or hereafter due to AirNet under the Receivables included at such time by AirNet in the calculation of the Borrowing Base.

(c)                                  Delivery of Invoices.  AirNet shall deliver to the Agent promptly upon its request made after the occurrence and during the continuance of a Default duplicate invoices with respect to each Account bearing such language of assignment as the Agent shall specify.

(d)                                 Disclosure of Counterclaims on Receivables.  If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a material Receivable exists which is not permitted hereunder or (ii) if, to the knowledge of AirNet, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened which might reasonably be expected to result in a material reduction with respect to such Receivable, AirNet shall disclose such fact to the Agent in writing in connection with the inspection by the Agent of any record of AirNet relating to such Receivable and in connection with any invoice or report furnished by AirNet to the Agent relating to such Receivable.

Section 4.3                                   Inventory and Equipment.

(a)                                  Maintenance of Goods.  AirNet shall do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment in good repair and working and saleable condition.

(b)                                 Insurance.

(i)                                     AirNet shall maintain insurance on the Inventory and Equipment containing a lender’s loss payable clause in favor of the Agent and providing that said insurance will not be terminated except after at least 30 days’ written notice from the insurance company to the Agent, of the type and subject to the requirements set forth in the Credit Agreement.

(ii)                                  In the event of any loss or damage to any Collateral in excess of $250,000 occasioned by fire or other hazard, AirNet shall give prompt written notice to the insurance carrier and to the Agent.  So long as no Default has occurred and is continuing, AirNet shall be permitted to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, and to collect and receive insurance proceeds.  If a Default has occurred and is continuing, and/or with respect to any loss or damage in excess of $250,000, Agent shall have the right, on behalf of AirNet, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such proceeds; provided, however, that nothing contained in this Section 4.3 shall require Agent to incur any expense or take any action hereunder.  In the event of any such loss or damage which occurs or for which insurance proceeds are paid at any time after the occurrence and during the continuance of a Default, and/or with respect to any loss or damage in excess of $250,000, Agent, at its option, shall have the right to (x) have the balance of such insurance proceeds used for the purpose of reimbursing AirNet for the cost of restoration, repair or replacement of the Collateral, or (y) apply the balance of such proceeds to the payment of the Obligations, whether or not then due, in such order of application as determined by the Agent, and AirNet hereby assigns to the Agent all rights of AirNet in and to any insurance proceeds paid or to be paid as a result of any such loss or damage.

(iii)                               If the insurance proceeds held by the Agent as provided in subpart (ii) of this Section 4.2(b) are to be used to reimburse AirNet for the cost of restoration, repair or replacement of the Collateral, AirNet shall, notwithstanding the adequacy of the insurance proceeds, promptly restore, repair and/or replace the Collateral, such that the Collateral shall be at least equal in value and general use as it was prior to the damage or destruction and said proceeds shall be provided to AirNet upon delivery to the Agent of satisfactory proof of said restoration, repair and/or replacement.

(c)                                  Titled Vehicles. Upon request, AirNet shall (i) deliver to the Agent the original of any title certificate for any vehicle included at such time by AirNet in the calculation of the Borrowing Base and do all things necessary to have the Lien of the Agent noted on any such certificate, and (ii) give the Agent notice of its acquisition of any vehicle covered by a certificate of title included at such time by AirNet in the calculation of the Borrowing Base.

Section 4.4                                   Instruments, Securities, Chattel Paper, Documents and Pledged Deposits.  To the extent any of the same is included at such time by AirNet in the calculation of the Borrowing Base, AirNet shall, upon the request of the Agent at any time and from time to time (i) deliver to the Agent the originals of all Chattel Paper, Securities and Instruments, (ii) hold in trust for the Agent upon receipt and immediately thereafter deliver to the Agent such Chattel Paper, Securities and Instruments constituting Collateral, (iii) deliver to the Agent such Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as the Agent shall specify, and (iv) deliver to the Agent (and thereafter hold in trust for the Agent upon receipt and immediately deliver to the Agent) any Document evidencing or constituting such Collateral.

Section 4.5                                   Pledged Deposits.  AirNet shall not withdraw all or any portion of any Pledged Deposit included at such time by AirNet in the calculation of the Borrowing Base or fail to rollover any such Pledged Deposit without the prior written consent of the Agent.

Section 4.6                                   Deposit Accounts.  AirNet shall (i) upon the Agent’s request, notify each bank or other financial institution in which it maintains a Deposit Account or other deposit (general or special, time or demand, provisional or final) included at such time by AirNet in the calculation of the Borrowing Base of the security interest granted to the Agent hereunder and cause each such bank or other financial institution to acknowledge such notification in writing and (ii) upon the Agent’s request, deliver to each such bank or other financial institution a letter, in form and substance acceptable to the Agent, transferring dominion and control over each such account to the Agent.  In the case of deposits maintained with the Agent, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

Section 4.7                                   Federal, State or Municipal Claims.  AirNet shall notify the Agent of any Collateral included at such time by AirNet in the calculation of the Borrowing Base which constitutes a claim against the U.S. government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

ARTICLE V

Default

Section 5.1                                   The occurrence of any Default under and as defined in the Credit Agreement shall constitute a “Default” hereunder.

Section 5.2                                   Acceleration and Remedies.  Upon the acceleration of the Obligations under the Credit Agreement, the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Agent may exercise any or all of the following rights and remedies:

(a)                                  Those rights and remedies provided in this Security Agreement, the Credit Agreement or any other Loan Document, provided that this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Agent prior to a Default.

(b)                                 Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

(c)                                  Without notice except as specifically provided in Section 8.1 or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the are commercially reasonable.

Section 5.3                                   AirNet’s Obligations Upon a Default.  Upon the request of the Agent after the occurrence and during the continuance of a Default, AirNet shall:

(a)                                  Assembly of Collateral.  Assemble and make available to the Agent the Collateral and all records relating thereto at any place or places specified by the Agent which are reasonably convenient to both Agent and AirNet.

(b)                                 Secured Party Access.  Permit the Agent or any Lender, by the Agent’s or such Lender’s representatives and agents or otherwise, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

Section 5.4                                   License.  The Agent is hereby granted a license or other right to use, following the occurrence and during the continuance of a Default, without charge, AirNet’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of a Default, AirNet’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit.  In addition, AirNet hereby irrevocably agrees that the Agent may, following the occurrence and during the continuance of a Default, sell any of AirNet’s Inventory directly to any person, including without limitation persons who have previously purchased AirNet’s Inventory from AirNet and in connection with any such sale or other enforcement of the Agent’s rights under this Security Agreement, may sell Inventory which bears any trademark owned by or licensed to AirNet and any Inventory that is covered by any copyright owned by or licensed to AirNet and the Agent may finish any work in process and affix any trademark owned by or licensed to AirNet and sell such Inventory as provided herein.

ARTICLE VI

Waivers, Amendments and Remedies

No delay or omission of the Agent to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy.  No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Agent and AirNet and then only to the extent in such writing specifically set forth.  All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Agent until the Secured Obligations have been paid in full.

ARTICLE VII

Proceeds; Collection of Receivables

Section 7.1                                   Lockboxes.  Upon request of the Agent made after the occurrence and during the continuance of a Default, AirNet shall execute and deliver to the Agent irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Agent, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Agent.

Section 7.2                                   Collection of Receivables.  The Agent may, by giving AirNet written notice at any time after the occurrence and during the continuance of any Default, elect to require that the Receivables be paid directly to the Agent.  In such event, AirNet shall, and shall permit the Agent to, promptly notify the account debtors or obligors under the Receivables of the Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under the Receivables directly to the Agent.  Upon receipt of any such notice from the Agent, AirNet shall thereafter hold in trust for the Agent all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements.  The Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4.

Section 7.3                                   Special Collateral Account.  The Agent may, by giving AirNet written notice at any time after the occurrence and during the continuance of any Default, require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Agent and held there as security for the Secured Obligations.  AirNet shall have no control whatsoever over said cash collateral account.  If no Unmatured Default or Default has thereafter occurred and is then continuing, the Agent shall from time to time deposit the collected balances in said cash collateral account into AirNet’s general operating account with the Agent.  If any Unmatured Default or Default has occurred and is continuing, the Agent may, from time to time, apply the collected balances in said cash collateral account to the payment of the Secured Obligations whether or not the Secured Obligations shall then be due.

Section 7.4                                   Application of Proceeds.  The proceeds of the Collateral shall be applied by the Agent to payment of the Secured Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(a)                                  FIRST, to payment of all costs and expenses of the Agent incurred in connection with the collection and enforcement of the Secured Obligations or of the security interest granted to the Agent pursuant to this Security Agreement;

(b)                                 SECOND, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest and fees pro rata among those parties to whom such interest and fees are due in accordance with the amount of such accrued and unpaid interest and fees among each of them;

(c)                                  THIRD, to payment of the principal of the Secured Obligations then due and unpaid pro rata among those parties to whom such Secured Obligations are due in accordance with the amounts owing to each of them; and

(d)                                 FOURTH, the balance, if any, after all of the Secured Obligations have been satisfied, shall be deposited by the Agent into AirNet’s general operating account with the Agent.

ARTICLE VIII

General Provisions

Section 8.1                                   Notice of Disposition of Collateral.  To the extent permitted by law, AirNet hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made.  To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to AirNet, addressed as set forth in Section 8.16, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.

Section 8.2                                   Compromises and Collection of Collateral.  AirNet and the Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable.  In view of the foregoing, AirNet agrees that the Agent may at any time and from time to time, if a Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Agent shall be commercially reasonable so long as the Agent acts in good faith based on information known to it at the time it takes any such action.

Section 8.3                                   Secured Party Performance of AirNet Obligations.  Without having any obligation to do so, the Agent may perform or pay any obligation which AirNet has agreed to perform or pay in this Security Agreement and AirNet shall reimburse the Agent for any amounts paid by the Agent pursuant to this Section 8.3.  AirNet’s obligation to reimburse the Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

Section 8.4                                   Authorization for Secured Party to Take Certain Action.  AirNet irrevocably authorizes the Agent in the sole discretion of the Agent and appoints the Agent as its attorney in fact (i) to execute, if necessary, on behalf of AirNet as debtor, and to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (ii) to, with respect to any such cash proceeds received by Agent after the occurrence and during the continuance of any Default and/or at all other times to the extent any such cash proceeds are received by Agent pursuant to this Agreement or any cash management or other agreement between Agent and AirNet, indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the

Agent Control over such Securities or other Investment Property, (v) at any time after the occurrence and during the continuance of a Default, to enforce payment of the Receivables in the name of the Agent or AirNet, (vi) to apply the proceeds of any Collateral received by the Agent to the Secured Obligations as provided in Article VII and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), and AirNet agrees to reimburse the Agent on demand for any payment made or any expense incurred by the Agent in connection therewith, provided that this authorization shall not relieve AirNet of any of its obligations under this Security Agreement or under the Credit Agreement.

Section 8.5                                   Specific Performance of Certain Covenants.  AirNet acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(e), 4.1(f), 4.4, 5.3, or 8.7 or in Article VII will cause irreparable injury to the Agent that the Agent have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Agent to seek and obtain specific performance of other obligations of AirNet contained in this Security Agreement, that the covenants of AirNet contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against AirNet.

Section 8.6                                   Use and Possession of Certain Premises.  Upon the occurrence and during the continuance of a Default, the Agent shall be entitled to occupy and use any premises owned or leased by AirNet where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay AirNet for such use and occupancy.

Section 8.7                                   Dispositions Not Authorized.  AirNet is not authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(e) and notwithstanding any course of dealing between AirNet and the Agent or any Lender or other conduct of the Agent or any Lender, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(e)) shall be binding upon the Agent unless such authorization is in writing signed by the Agent.

Section 8.8                                   Benefit of Agreement.  The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of AirNet, the Agent and the Lenders, except that AirNet shall not have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Agent and/or the Lenders as required under the Credit Agreement.

Section 8.9                                   Survival of Representations.  All representations and warranties of AirNet contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

Section 8.10                            Taxes and Expenses.  Any taxes (including income taxes) payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by AirNet, together with interest and penalties, if any.  AirNet shall reimburse the Agent for any and all out-of-pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Agent paid or incurred by the Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral).  Any and all costs and reasonable expenses incurred by AirNet in the performance of actions required pursuant to the terms hereof shall be borne solely by AirNet.

Section 8.11                            Headings.  The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

Section 8.12                            Termination.  This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations have been indefeasibly paid and performed in full and no commitments of the Agent which would give rise to any Secured Obligations are outstanding.

Section 8.13                            Entire Agreement.  This Security Agreement embodies the entire agreement and understanding between AirNet, the Lenders and the Agent relating to the Collateral and supersedes all prior agreements and understandings between AirNet, the Lenders and the Agent relating to the Collateral.

Section 8.14                            Choice of Law.  This Security Agreement shall be construed in accordance with the internal laws (but without regard to the conflict of laws principles) of the State of Ohio, but giving effect to federal laws applicable to national banks.

Section 8.15                            Indemnity.  AirNet hereby agrees to indemnify the Agent, the Lenders, and their respective officers, agents, employees, representatives, directors and shareholders from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent a party thereto) imposed on, incurred by or asserted against any of them in any way relating to or arising out of this Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by any such indemnified party or AirNet, and any claim for patent, trademark or copyright infringement) unless such liabilities, damages, penalties, suits, costs and expenses are determined by a court of competent jurisdiction in a final non-appealable judgment to have occurred directly as a result of any such indemnified party’s gross negligence or willful misconduct.

Section 8.16                            Sending Notices.  Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 12.14 of the Credit Agreement.

Section 8.17                            WAIVER OF JURY TRIAL.  AIRNET AND THE AGENT HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR

INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 8.18                            Consent To Jurisdiction.  AirNet hereby irrevocably submits to the non-exclusive jurisdiction of any U.S. federal or Ohio state court sitting in Columbus, Ohio in any action or proceeding arising out of or relating to this Security Agreement and AirNet hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.  Nothing herein shall limit the right of the Agent to bring proceedings against AirNet in the courts of any other jurisdiction.  Any judicial proceeding by AirNet against the Agent or any affiliate of the Agent involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Security Agreement shall be brought only in a court in Columbus, Ohio.

Section 8.19                             Counterparts.  This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart.

IN WITNESS WHEREOF, AirNet and the Agent have executed this Security Agreement as of the date first above written.

AIRNET:

AIRNET SYSTEMS, INC., an Ohio corporation

By:	/s/ Gary W. Qualmann
Gary W. Qualmann, Secretary

AGENT:

THE HUNTINGTON NATIONAL BANK, a national banking association, individually and as Agent

By:	/s/ John M. Luehmann
John M. Luehmann, Vice President

EXHIBIT “A”

(See Sections 3.3, 3.4, and 4.1.(g) of Security Agreement)

Principal Place of Business and Mailing Address:

Location(s) of Receivables Records (if different from Principal Place of Business above):

Locations of Inventory and Equipment and Fixtures:

A.                                   Properties Owned by AirNet:

B.                                     Properties Leased by AirNet (Include Landlord’s Name):

C.                                     Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements (include name of Warehouse Operator or other Bailee or Consignee):

EXHIBIT “B”

(See Section 3.8 of Security Agreement)

A.            Vehicles subject to certificates of title:

Description	Title Number & State Where Issued

B.            Aircraft/engines, ships, railcars and other vehicles governed by federal statute:

Description	Registration Number

C.                                     Patents, copyrights, trademarks protected under federal law*:

*For (i) trademarks, show the trademark itself, the registration date and the registration number; (ii) trademark applications, show the trademark applied for, the application filing date and the serial number of the application; (iii) patents, show the patent number, issue date and a brief description of the subject matter of the patent; and (iv) patent applications, show the serial number of the application, the application filing date and a brief description of the subject matter of the patent applied for.  Any licensing agreements for patents or trademarks should be described on a separate schedule.

EXHIBIT “C”

(See Section 3.8 of Security Agreement)

Legal description, county and street address of property on which
Fixtures are located:

Name and Address of Record Owner:

EXHIBIT “D”

(See Sections 3.9 and 4.1(f) of Security Agreement)

EXISTING LIENS ON THE COLLATERAL

Secured Party	Collateral	Principal Balance	Maturity

EXHIBIT “E”

(See Section 3.1 of Security Agreement)

OFFICES IN WHICH FINANCING STATEMENTS HAVE BEEN FILED

Secretary of State of the State of Ohio.